UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 3, 2007
Date of Report (Date of earliest event reported)

SKYFLYER INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-51261	20-1147435
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

# 205-1480 Gulf Road
Point Roberts, WA	98281
(Address of principal executive offices)	(Zip Code)

(360) 927-7354
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 3, 2007, Skyflyer Inc. (the “Company”) entered into an agreement with American Yellowcake Resources Inc. (“American Yellowcake”) to purchase a mineral property consisting of approximately 9,600 hectares (approximately 23,722 acres) located in North-central Saskatchewan. To purchase the mineral property, the Company has agreed to pay American Yellowcake a total of $200,000 and to grant American Yellowcake a royalty (the “Royalty”) on net smelter returns from the property.

For purposes of calculating the Royalty, net smelter returns will be equal to the gross proceeds received by the Company from the sale of any ore mined from the property and any concentrates or other materials or products derived therefrom. The Royalty will be equal to 3% of net smelter returns, unless the price of uranium, as quoted by Kitco Metals or the New York Mercantile Exchange, exceeds $100 per pound, in which case the Royalty will increase to 15% of net smelter returns.

Closing is expected to take place 10 days from the signing of the agreement. In order to complete the purchase of the mineral property from American Yellowcake, the Company will need to obtain additional financing. The Company does not yet have any financing arrangements in place. A copy of the purchase agreement is filed as an exhibit to this report.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Exhibit Number	Description of Exhibit

10.1	Purchase Agreement dated October 3, 2007 between American Yellowcake Resources Inc. and Skyflyer Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKYFLYER INC.

Date:	October 8, 2007
		By:	/s/ John Boschert
________________________________
Name: John Boschert
Title: Secretary